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                                                                     EXHIBIT 8.1


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                                                  December 23, 1997



TO THE ADDRESSEES LISTED
ON SCHEDULE I HERETO:

                   Re:Advanta Automobile Receivables Trust 1997-2

Ladies and Gentlemen:

              We have acted as special tax counsel to Advanta Auto Finance Corporation, a Nevada corporation ("Advanta"), Advanta Auto Receivables Corp. I, a Nevada corporation ("AARC"), and Advanta Auto Receivables Trust 1997-2 (the "Issuer"), as to certain matters in connection with the issuance of the $20,000,000 5.85625% Class A-1 Asset Backed Notes and $31,000,000 6.19% Class
A-2 Asset Backed Notes, $29,000,000 6.22% Class A-3 Asset Backed Notes and $16,192,000 6.26% Class A-4 Asset Backed Notes (the "Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of December 1, 1997 between Advanta Auto Receivables Trust 1997-2 and Norwest Bank Minnesota, National Association, (in that capacity, the "Indenture Trustee") and the Certificates (the "Certificates") which will be issued pursuant to the Amended and Restated Trust Agreement dated as of December 23, 1997 (the "Trust Agreement") among the Issuer and Wilmington Trust Company (the "Owner Trustee"). The Notes and the Certificates are collectively referred to herein as the "Securities."

              As special tax counsel, we have reviewed such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (i) the Indenture, (ii) the Trust Agreement, and (iii) a Prospectus dated March 24, 1997 and a Prospectus Supplement dated December 17, 1997 (together, the "Prospectus") with respect to the Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Trust Agreement.

              We have examined the question of whether the Notes issued under the Indenture will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").


              In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a

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transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

              Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

              (1) The Notes will be treated as indebtedness because (i) the characteristics of the transaction strongly indicates that in economic substance, the transaction is the issuance of indebtedness, (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

              (2) The Issuer will not constitute an association (or a publicly traded partnership) taxable as a corporation.

              We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                                  Very truly yours,


                                  /s/ Dewey Ballantine LLP
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                                       2

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                                  SCHEDULE ONE


Advanta Auto Finance Corporation
500 Office Center Drive, Suite 400
Fort Washington, PA 19034


Advanta Auto Receivables Corp. I
1325 Airmotive Way, Suite 130
Reno, Nevada 89502


Advanta Automobile Receivables Trust 1997-2
c/o Wilmington Trust Company,
   as Owner Trustee
Rodney Square North
Wilmington, Delaware 19890-0001


Prudential Securities Incorporated
  Asset Backed Finance Group
One New York Plaza, 17th Floor
New York, NY  10292-2017


Norwest Bank Minnesota, National Association as Indenture Trustee and
    Trust Collateral Agent
    Trust Services
Sixth Street and Marquette Avenue
Minneapolis, MN  55479-0070


Moody's Investors Service
99 Church Street
New York, New York 10007


Standard & Poor's Rating Group
25 Broadway
New York, New York 10004


Financial Security Assurance Inc.
350 Park Avenue
13th Floor
New York, New York 10022